Exhibit 10.32

interWAVE Communications, Inc.

312 Constitution Drive, Menlo Park, CA 94025

Tel: (650) 838-2000  Fax: (650) 321-6250

June 2, 2003

Employment Agreement

William Carlin

interWAVE Communications

Dear Bill,

The following employment terms supercede and replace all previous oral and/or written agreements between interWAVE Communications International Ltd. (Company), its subsidiaries and all affiliated entities and William Carlin.

With informed review and consent of mutual parties, this agreement will be effective upon signatures of the Executive Committee and you.

a. Title	Senior Vice President & Chief Operating Officer

b. Reporting	Chief Executive Officer (CEO)

c. Responsibilities	Chief Operating Officer responsible for the total customer interface of the Company including WorldWide Sales & Service, Operations, Program Management and Customer Services.

d. Employee Status	Full time employee

e. Compensation

$7,692.00 per biweekly pay period or the then current biweekly salary less applicable withholdings and deductions.  All commissions earned and payable under the Company’s commissions plan for Sales and any and all bonus compensation earned under either an MBO program or Management Incentive Plan.

h. Severance	In the event of termination without cause, the following compensation has been approved:

(1) Continuation of salary. The equivalent of nine (9) months of then current base salary to be divided into nineteen (19.5) payments paid in regular biweekly payroll periods over a period of nine months beyond the last day of active employment up to the effective date of termination.

(2) Benefits coverage (medical, dental and vision) at the level of coverage then in effect for a period of nine (9) months beyond the last day of active employment up to the effective date of termination.

(3) Continued stock vesting for a period of one (1) year through the period of salary and benefit continuation cited in (1) and (2).

(4) The Company will continue to provide Officers indemnification, including the term served as Vice President of World Wide Sales & Marketing and Senior Vice President & Chief Operating Officer and in any other capacities, subject to the terms and conditions of the Company’s Directors and Officers Insurance Policy and Indemnification Agreement for the term of your employment and the period noted in (1).
(5) In addition, Company will apply any other exit policy and benefits as are then current and applicable to an employee of the Company.

In the event of termination for cause, the Company shall not have any obligations for payments, benefits, damages awards or compensation to you other than as provided by then existing employee plans or polices at the time of termination.

At-Will Employment.  Notwithstanding termination and the terms of severance above, you should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at anytime, for any reason or for no reason.  Similarly, the Company is free to terminate your employment or demote, promote, or change your compensation, benefits, duties or location of work at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

Confidentiality.  You shall continue to be governed by the terms of the Employment & Proprietary Agreement, Non-Disclosure and Confidentiality Agreement and Indemnification Agreement between the Company and yourself during your employment with the Company and any subsequent period covered in these agreements. You should advise the CEO in writing of any conflict or potential conflict or submit to the CEO for determination of any potential conflict of interest during your employment and covered subsequent period.

All other terms and conditions of employment remain the same.  There shall be no amendment to these employment terms and conditions unless by mutual written consent of the parties.

I hope that you will accept the terms and we can work to further the goals and ensure the success of the Company.

Sincerely,

/s/ William Gibson	6/3/03
William Gibson	Date
On Behalf of the Board of Directors

☒ I have received and reviewed the terms of this Employment Agreement.

☒ I accept the terms of this Employment Agreement.

/s/ William T. Carlin	6/2/03
William Carlin	Date

CC: Board of Directors
HR